250 Glen Street Glens Falls, NY 12801
NASDAQGS® Symbol: "AROW" Website: www.arrowfinancial.com
Contact: Timothy C. Badger Tel: (518) 415-4307 Fax: (518) 761- 6741

TO:     All Media
Saratoga National Bank Names David S. DeMarco President

Glens Falls, NY, June 26, 2012 - Thomas L. Hoy, Chairman, President and Chief Executive Officer of Arrow Financial Corporation, announced today that Arrow's banking subsidiary, Saratoga National Bank and Trust Company has named David S. DeMarco to serve as President of the bank, as well as a member of the Board of Directors, effective July 1, 2012. Raymond F. O'Conor who currently serves as President, Chairman and Chief Executive Officer of Saratoga National Bank, has announced his plans to retire at year end, but will remain in the roles of Chairman and CEO through 2012 when Mr. DeMarco will succeed him as CEO. Mr. O'Conor will continue to serve as Chairman of the Board of the bank after December 31, 2012.

Mr. O'Conor's continuing as CEO in the second half of 2012 will support a smooth transition of duties to Mr. DeMarco, who will assume operating responsibilities on July 1, 2012, and overall managerial responsibility for the bank at year-end 2012, upon Mr. O'Conor's retirement.

Mr. O'Conor indicated, “The Bank's Board is very pleased to have such a capable executive as Dave DeMarco to take over the leadership of Saratoga National Bank. Dave has proven expertise in commercial and retail banking, marketing, as well as a strong commitment to community service. I am confident he will provide Saratoga National Bank with strong leadership for the future.”

Mr. DeMarco is a Senior Vice President of Arrow Financial Corporation, the holding company for Saratoga National Bank and Glens Falls National Bank and Trust Company. He has also served as Executive Vice President and Head of the Branch, Corporate Development, Financial Services, Insurance & Marketing Group for Glens Falls National Bank since January 1, 2003. Mr. DeMarco also serves as Chairman of the Company's subsidiary insurance agencies. Mr. DeMarco started with Arrow in 1987 at Glens Falls National Bank as a commercial lender.

Mr. O'Conor has served as the President and Chief Executive Officer of Saratoga National Bank since January 1, 1996 and also as Chairman of the Board since April 2007. He was appointed Senior Vice President of Arrow on May 1, 2009 and will continue in that role through December 31, 2012. Mr. O'Conor has been with Saratoga National Bank since it opened in 1988. He started with Glens Falls National Bank in 1985.

Saratoga National Bank which is headquartered in Saratoga Springs, provides banking and financial services through six offices serving Saratoga County.

Arrow Financial Corporation is a multi-bank holding company headquartered in Glens Falls, NY serving the financial needs of northeastern New York. The Company is the parent of Glens Falls National Bank and Saratoga National Bank. Other subsidiaries include North Country Investment Advisers, Inc., three property and casualty insurance agencies: Loomis & LaPann, Inc.; McPhillips Insurance Agency which is a division of Glens Falls National Insurance Agencies, LLC; Upstate Agency, LLC; and Capital Financial Group, Inc., an insurance agency specializing in the sale and servicing of group health plans.
Certain statements in this release may be “forward-looking statements” within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, involving a degree of uncertainty and attendant risk. In the case of all forward-looking statements, actual outcomes and results may differ materially from what the statements predict or forecast, explicitly or by implication. The Company undertakes no obligation to revise or update these forward-looking statements to reflect the occurrence of unanticipated events.